Filed Pursuant to Rule 433

Registration No. 333-137419

September 25, 2007

ONEOK PARTNERS, L.P.

PRICING TERM SHEET

6.850% Senior Notes due 2037

The following information supplements the Preliminary Prospectus Supplement dated September 25, 2007, and is filed pursuant to Rule 433, under Registration No. 333-137149

Issuer:	ONEOK Partners, L.P.

Guarantor:	ONEOK Partners Intermediate Limited Partnership

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P):	Baa2 / BBB

Minimum Denomination:	$2,000 and any integral multiples of $1,000 in excess thereof

Pricing Date:	September 25, 2007

Settlement Date:	September 28, 2007

Maturity Date:	October 15, 2037

Principal Amount:	$600,000,000

Benchmark:	T 4.750% due February 15, 2037

Benchmark Yield:	4.894%

Re-offer Spread to Benchmark:	+ 198 bps

Yield to Maturity:	6.874%

Coupon:	6.850%

Public Offering Price:	99.691%

Gross Spread:	0.875%

Optional Redemption:	T + 30 bps

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2008

CUSIP / ISIN:	68268NAD5 / US68268NAD57

Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BMO Capital Markets Corp.

Co-Managers:	BNP Paribas Securities Corp. RBC Capital Markets Corporation

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (866) 289-1262, Greenwich Capital Markets, Inc. at (866) 884-2071, or UBS Securities LLC at (888) 722-9555, ext.1088.